LAS VEGAS—(BUSINESS WIRE)—July 12, 2006—Cash Systems, Inc (NASDAQ: CKNN - News) announced today that Don R. Kornstein has been named to the Company’s Board of Directors.

Mr. Kornstein, 54, is a Managing Member of Alpine Advisors LLC, a strategic, management and financial consulting firm. Prior to founding Alpine Advisors LLC and from 1994 through 2000, Mr. Kornstein was the President and Chief Executive Officer of Jackpot Enterprises Inc., an NYSE-listed company engaged in the gaming industry through the operation of over 5,000 gaming devices in a variety of retail establishments and casinos. From 1977 through 1994, Mr. Kornstein was an investment banker at Bear, Stearns & Co. Inc., where he most recently served as a Senior Managing Director and head of the firm’s gaming industry practice.

“Don’s longstanding presence in the gaming industry makes him a perfect fit for our Board of Directors,” stated Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems. “We welcome him to the team and look forward to building upon his extensive background in both gaming and investment banking.”

He is currently a board member and co-head of the Strategic Alternatives Committee and member of the Compensation Committee of Bally Total Fitness Corp. (NYSE:BFT — News), and from 2003 until 2005 he was a board member of Shuffle Master, Inc. (NASDAQ:SHFL — News) where he was a member of the Audit, Compensation and Governance Committees. From 1995 until 2003 he was a member of the board of directors of Varsity Brands, Inc. where he served as the Chairman of the Compensation Committee, past Chairman of the Audit Committee and the Chairman of the Exploratory and Negotiating Committee. Mr. Kornstein earned his M.B.A. in finance and accounting from Columbia University Graduate School of Business, attended the Stanford Law School’s Directors’ College, and earned his B.A., magna cum laude with honors in Economics from the University of Pennsylvania.

About Cash Systems, Inc.

Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.